                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

John M. Lummis                                       Martin J. Merritt.
Senior Vice President and CFO                        Vice President, Finance
RenaissanceRe Holdings Ltd.                          RenaissanceRe Holdings Ltd.
(441) 295-4513                                       (441) 295-4513



RenRe Expects Charge for its Nobel Subsidiary in the Fourth Quarter; Strong Performance Continues in its Core Reinsurance Operations

Pembroke, Bermuda, January 11, 1999--RenaissanceRe Holdings Ltd. (NYSE: RNR) announced that it expects to report a loss in the fourth quarter due to a charge arising from Nobel Insurance Company, which was acquired in June 1998. Excluding the Nobel charge, the results for the fourth quarter are expected to be in line with analysts' expectations.

The estimated after-tax charge from Nobel is $40 million, consisting of after-tax losses of $30 million of adverse development on surety and casualty reserves, $5 million of goodwill writedown, and $5 million of other charges. Included in the $30 million of adverse development is $13 million relating to losses for which Nobel is economically indemnified, but required to delay recognition of the indemnification under FASB 113.

Nobel expects to sell each of its current business units, which consist of low value dwelling, casualty, and bail bonds. Cochran, Caronia & Co. and E.W. Blanch have been retained as advisors. Nobel will continue to operate these business units during the sales process. A.M. Best Company has advised Nobel that its rating will be lowered to "B+" (very good).

Renaissance Re Holdings also announced Keith Hynes will be leaving the Company effective March 31, 1999. Mr. Hynes had served as Executive Vice President--Primary Operations at the parent company and President of Renaissance U.S. Holdings Inc. James N. Stanard, Chairman, President and Chief Executive Officer of RenaissanceRe Holdings Ltd., will assume the position of President of Renaissance U.S.
Holdings.

Mr. Stanard commented: "We are obviously very disappointed that the promise we saw in Nobel has not been fulfilled. Faced with deteriorating claim experience and the need to advance additional capital to support ongoing business development, we concluded that our shareholders would fare better with reinvestment in our core reinsurance business. Our catastrophe reinsurance business continues to produce market-leading results, and our other primary operations, DeSoto and Glencoe, are performing according to plan."

RenaissanceRe Holdings Ltd., is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future operations results, please refer to RenaissanceRe Holdings Ltd.'s annual report on Form 10-k for the year ended December 31, 1997 and Form 10-q for the quarter ended September 30, 1998.